CERTIFICATE OF DESIGNATIONS
OF RIGHTS AND PREFERENCES OF THE
SERIES A 7% CONVERTIBLE PREFERRED STOCK
OF
MILL BASIN TECHNOLOGIES, LTD.

Pursuant to the authority expressly granted and vested in the Board of Directors (the "Board of Directors" or the "Board") of Mill Basin Technologies, Ltd. (the "Company") by the Nevada Private Corporations Law (the "Corporation Law") and the provisions of the Company’s Certificate of Incorporation, as amended, the Board of Directors adopted the following resolution setting forth the designations, powers, preferences and rights of its Series A 7% Convertible Preferred Stock (the "Certificate of Designations") on May 14, 2007:

RESOLVED: That the designations, powers, preferences and rights of the Series A Convertible Preferred Stock be, and they hereby are, as set forth below:

I. DESIGNATION AND AMOUNT

The designation of this series, which consists of 300,000 shares of Preferred Stock, par value $.001 per share, is the Series A 7% Convertible Preferred Stock (the "Designated Preferred Stock").

II. CERTAIN DEFINITIONS

For purposes of this Certificate of Designations, the following terms shall have the following meanings:

"Acceptable Trading Market" means any one or more of (i) the New York Stock Exchange, (ii) the American Stock Exchange or (iii) the NASDAQ Capital Market, Global Market or Global Select Market.

"Commencement Date" means the date of issuance of the Designated Preferred Stock to a Holder.

"Common Stock" means the Company’s common stock, par value $.001 per share.

"Conversion Rate" has the meaning ascribed to it in Paragraph A of Article IV hereof.

"Conversion Shares" means the shares of Common Stock issuable on conversion of the Designated Preferred Stock.

"Converted Share" means a share of Designated Preferred Stock submitted for conversion at any time.

"Holder" means a person or entity holding shares of the Designated Preferred Stock.

"Junior Securities" means (i) any class or series of capital stock of the Company authorized prior to the filing of this Certificate of Designations that, by its terms, ranks junior to the Designated Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary and (ii) all classes or series of capital stock of the Company authorized after the filing of this Certificate of Designations, unless consented to as provided herein in each instance, each of which shall rank junior to the Designated Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

"Liquidation Preference" means, with respect to shares of Unconverted Preferred Stock held by a Holder, an amount equal to the Stated Value thereof, plus all accrued but unpaid dividends.

"Pari Passu Securities" means any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, on parity with the Designated Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

"Registered Agent" means the transfer agent designated by the Company for the Designated Preferred Stock.

"Securities" means the shares of Designated Preferred Stock or the Common Stock of the Company into which such shares are converted or convertible, as contemplated hereby.

"Senior Securities" means each class or series of capital stock of the Company authorized prior to the original filing of this Certificate of Designations that, by its terms, is senior to the Designated Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary if, but only if, securities from such class or series have been issued prior to the Commencement Date.

"Stated Value" for each share of the Designated Preferred Stock shall be $37.50.

"Unconverted Preferred Stock" means, as of the relevant date, the shares of Designated Preferred Stock for which a Notice of Conversion has not yet been submitted.

III. DIVIDENDS

A. Generally. The Holders of the Designated Preferred Stock shall be entitled to receive a dividend at the rate of 7% per annum on the outstanding Stated Value, payable on the (i) the occurrence of a Liquidation Event (as defined below) or (ii) a redemption of the Unconverted Preferred Stock, as provided herein (the due date of any such dividend, a "Dividend Payment Date"). Dividends shall calculated on a daily basis from the date of issuance of the Designated Preferred Stock or the last date of payment of a dividend thereon, whichever is later, until the date of payment, but shall be fully cumulative on an annual basis. Such dividends shall be payable in preference to dividends on any Common Stock or stock of any class ranking, as to dividend rights, junior to the Designated Preferred Stock, and shall be junior as to payment of dividends to the Senior Securities. Dividends shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends) daily (based on a 365-day year), and shall be payable on the Dividend Payment Date unless such payment would be in violation of the Corporation Law.

B. Limitations on Other Dividends and Distributions by Company. So long as any shares of Designated Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Common Stock or other Junior Securities, nor shall any shares of Common Stock or other Junior Security be purchased, redeemed or otherwise acquired for value by the Company (except for acquisitions of shares of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company) until all accrued dividends on the Designated Preferred Stock shall have been paid or shall have been declared and set apart.

IV. CONVERSION AND REDEMPTION

A. Voluntary Conversions by the Holder.

(i) Each Holder of shares of Designated Preferred Stock may, at any time and from time to time after the Commencement Date, convert each of its shares of Designated Preferred Stock into a number of fully paid and nonassessable shares of Common Stock equal to the Conversion Rate.

(ii) The term "Conversion Rate" initially means 10.5042 shares of Common Stock for each Converted Share; provided, however, that the Conversion Rate shall be equitably adjusted in the event of a forward or reverse stock split of the Common Stock of the Company or a stock dividend.

(iii) The Conversion Rate of the Designated Preferred Stock will be subject to adjustment to reduce dilution suffered by the holders of the Designated Preferred Stock in the event that the Company issues Common Stock or securities convertible into Common Stock at less than the Conversion Price (a "Dilutive Issuance"). The initial Conversion Price shall be set at $3.57 per share. In the event that the Conversion Price is adjusted, the Conversion Rate shall be recomputed to equal the quotient of $37.50 divided by the adjusted Conversion Price. In the event of a Dilutive Issuance, the then-effective Conversion Price of the Designated Preferred Stock shall be reduced to the lowest price paid or payable for such newly-issued shares. The Conversion Price of the Designated Preferred Stock shall not be adjusted because of (a) conversion of the Designated Preferred Stock; (b) securities issued to a commercial lender or lessor which is approved by a vote of the Board of Directors, (c) the sale or grant of options to employees, directors or consultants to purchase up to 1,566,667 Common Shares (as adjusted for stock splits, stock dividend, combination, recapitalization and similar transactions) at or above fair market value at the time of the grant (as determined in good faith by the board of directors) and approved by the board; (d) issuances of capital stock in connection with an acquisition of another company or assets approved by the Board; (e) the exercise of any warrants or options outstanding on the date hereof; or (f) the issuance of up to 1,238,100 Incentive Shares to holders of the Company’s Common Stock.

B. Mechanics of Voluntary Conversion. Each Holder of Designated Preferred Stock who desires to convert shares thereof into shares of Common Stock pursuant to Article IV(A) shall surrender the certificate or certificates therefor, duly endorsed, at the offices of the Company’s Transfer Agent and shall give written notice to the Company that such Holder elects to convert the same. Such notice shall state the number of Converted Shares being converted. Thereupon, the Company shall promptly issue and deliver at such office to such Holder a certificate or certificates for the remaining balance of shares of Designated Preferred Stock which have been submitted, but which are not being converted, and shall promptly pay in cash or, to the extent sufficient funds are not then legally available to make a cash payment to the Holder, in shares of Common Stock the accrued but unpaid dividends on the Converted Shares. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the Converted Shares, and the person or entity entitled to receive the Conversion Shares shall be treated for all purposes as the record holder of such Conversion Shares on such date.

C. Automatic Conversion.

(i) All of the Unconverted Preferred Stock shall be automatically converted into shares of Common Stock at the Conversion Rate in the event that (x) Holders of a majority of the Unconverted Preferred Stock consent in writing to such conversion; or (y) there is a closing of an underwritten public offering of shares of the Common Stock of the Company at a public offering with gross proceeds of not less than US$24,000,000 (less the total of all private sales of securities of the Company from the date of the filing of this Certificate of Designations through and up to such underwritten public offering) at a public offering price (prior to underwriting commissions and expenses) of not less than $6.38 per share (as adjusted for stock splits, stock dividends, and similar reclassifications) but not until the resale of the shares of Common Stock underlying the Designated Preferred Stock is covered by an effective registration statement; or (z) a merger or business combination with a publicly traded company, whose securities are listed or quoted on any Acceptable Trading Market.

(ii) Upon the occurrence of an automatic conversion event specified in this Article IV(C), the Unconverted Preferred Stock shall be converted automatically without any further action by the Holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its Transfer Agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the Conversion Shares issuable upon such conversion unless the certificates representing the relevant Unconverted Preferred Stock are either delivered to the Company or its Transfer Agent as provided herein, or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and such Holder executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of Unconverted Preferred Stock, the Holders of such shares shall surrender the certificates representing such shares at the office of the Company or the Transfer Agent. Thereupon there shall be issued to such Holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock in which such Unconverted Preferred Stock were convertible on the on which such automatic conversion occurred.

D. No Fractional Shares. If any conversion of Designated Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Designated Preferred Stock shall be rounded up or down to the nearest whole share, it being understood that .5 of one share shall be rounded up to the next highest share.

E. Redemption.

(i) Commencing January 31, 2008, the holders of outstanding Designated Preferred Stock may, voting together as a single class, require the Company, to the extent it may lawfully do so, to redeem all or part of the outstanding Designated Preferred Stock by paying in cash a sum equal to the Stated Value, together with all accrued and unpaid dividends on the Designated Preferred Stock (the "Redemption Price").

(ii) At least sixty (60) days prior to the date fixed for any redemption of Designated Preferred Stock (the "Redemption Date"), written notice shall be mailed, postage prepaid, to each holder of record of Designated Preferred Stock to be redeemed at the postal address last shown on the records of the Company, to redeem such shares, specifying the Redemption Date and the date on which such holder’s conversion rights as set out in Article IV(A) as to such Designated Preferred Stock terminate and calling upon such holder to surrender to the Company, in the manner and place designated, the certificate or certificates representing the Designated Preferred Stock to be redeemed (the "Redemption Notice"). On or after the Redemption Date, each holder of Designated Preferred Stock to be redeemed shall surrender his certificate or certificates representing the Designated Preferred Stock to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled. In the event that less than all the outstanding Designated Preferred Stock represented by the relevant certificate(s) are to be redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all dividends on the Designated Preferred Stock designated for redemption in the Redemption Notice shall cease to accrue, and all rights of the holders of such Designated Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease and terminate with respect to such Designated Preferred Stock, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

(iii) If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date, then it shall redeem such Designated Preferred Stock pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining Designated Preferred Stock to be redeemed as soon as sufficient funds are legally available to the Company.

(iv) On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all shares of Designated Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust company having aggregate capital and surplus in excess of US$100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Any moneys deposited by the Company pursuant to this Article IV(E) for the redemption of shares thereafter converted into Common Shares pursuant to Article IV(A) hereof no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any moneys deposited by the Company pursuant to this Article IV(E) remaining unclaimed at the expiration of one (1) year following the Redemption Date shall thereafter be returned to the Company upon its request expressed in a resolution of its directors.

V. RESERVATION OF SHARES OF COMMON STOCK

A. Reserved Amount. Upon the initial issuance of the shares of Designated Preferred Stock and thereafter as long as there are any shares of Designated Preferred Stock outstanding, the Company shall reserve out of the authorized but unissued shares of Common Stock for issuance upon conversion of the then outstanding Designated Preferred Stock such number of shares at least equal to one hundred and twenty five percent (125%) of the number of shares of Common Stock issuable as may be required to satisfy the conversion rights of the Holders of all outstanding Designated Preferred Stock. If, at any time, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then Unconverted Preferred Stock, the Company will take such corporation action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

B. Insufficient Shares in Reserved Amount. If, at any time, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then Unconverted Preferred Stock, the Company will take undertake to obtain the appropriate approval of shareholders of the Company as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

VI. LIQUIDATION PREFERENCE

A. Liquidation Event. If the Company shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Company’s assets in one transaction or in a series of related transactions, or if there shall be a merger or consolidation of the Company in which the stockholders of the Company immediately before the transaction thereafter own less than 50% of the voting securities of the combined or surviving entity (each, a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Company (other than Senior Securities and Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders of shares of Designated Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders of the Designated Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Designated Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

B. Exclusions. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other entity in which the stockholders of the Company immediately before the transaction own at least 50% of the voting securities of the combined or surviving entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

VII. VOTING RIGHTS

A. Generally. The Holders of Designated Preferred Stock shall vote separately as a class on all matters and proposals which may adversely alter, reduce or affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any of the Designated Preferred Stock, or which may increase or decrease the number of authorized shares of Designated Preferred Stock.

B. Actions Requiring Vote of Holders of Designated Preferred Stock. Notwithstanding any rights or powers which any one or more of the Board of Directors or of the holders of any other class of stock of the Company (including, but not necessarily limited to, Common Stock or any other class or series of preferred stock) may otherwise have, the Company will not deem as validly authorized, and the Company shall not effect or otherwise consummate or agree or consent to, any of the following actions without the affirmative vote or consent of the Holders of a majority of the then outstanding shares of Designated Preferred Stock, voting as a class (as provided in Section C of this Article):

(i) selling, transferring or disposing of all or substantially all of the Company’s undertakings or assets;

(ii) the entering into any partnership or joint venture with any person to which the Company devotes or commits to devote a majority of its assets or resources;

(iii) the declaration and payment of any dividend, payable in cash or property (rather than stock), of the Company with respect to any shares other than the Designated Preferred Stock;

(iv) passing any resolution for the Company’s winding up or dissolution or any petition for administration;

(v) the licensing by the Company of its technology or other rights in such a manner as to have the same economic effect as a sale or disposition of all or substantially all of the assets of the Company;

(vi) except as provided herein, authorizing any consolidation, merger or other business combination or amalgamation of the Company;

(vii) the making or permitting of any material alteration (including cessation) to the general nature of the Company’s business;

(viii) authorizing and approving any issuance of shares that have rights, preference or privileges that are senior to any of the rights, preferences or privileges of the Designated Preferred Stock or other securities, to the extent the consent of the Company to the specific transaction is required to effectuate the same; or

(ix) the repurchase by the Company of any of its issued and outstanding shares, other than repurchase of shares of Common Stock from employees or consultants upon termination of their employment or service to the Company pursuant to agreements providing for such repurchase.

C. Class Voting. To the extent that under the Corporation Law or under the provisions hereof, the vote of the Holders of the Designated Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the then outstanding shares of the Designated Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Holders of at least a majority of the then outstanding shares of Designated Preferred Stock (except as otherwise may be required under the Corporation Law, a "Required Interest") shall constitute the approval of such action by the class. To the extent that under the Corporation Law Holders of the Designated Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Designated Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Rate is determined.

VIII. MISCELLANEOUS

A. Rank. The Designated Preferred Stock shall rank (i) prior to the Company’s Common Stock; (ii) prior to any Junior Securities; (iii) junior to any Senior Securities; and (iv) pari passu with any Pari Passu Securities; provided, however, that as of the date of the initial filing of this Certificate of Designations, there are no Senior Securities and thereafter no additional Senior Securities or Pari Passu Securities shall be created without the written consent of a Required Interest.

B. Cancellation of Designated Preferred Stock. If any shares of Designated Preferred Stock are converted or redeemed pursuant to this Certificate of Designations, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Company as Designated Preferred Stock.

C. Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Designated Preferred Stock certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Designated Preferred Stock certificate(s), the Company shall execute and deliver new Designated Preferred Stock certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost or stolen Designated Preferred Stock certificate(s) if the Holder contemporaneously requests the Company to convert such Designated Preferred Stock.

D. Allocation of Reserved Amount. The initial Reserved Amount shall be allocated pro rata among the Holders of Designated Preferred Stock based on the number of shares of Designated Preferred Stock issued to each Holder. Each increase to the Reserved Amount shall be allocated pro rata among the Holders of Designated Preferred Stock based on the number of shares of Designated Preferred Stock held by each Holder at the time of the increase in the Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such Holder’s shares of Designated Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor’s Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Designated Preferred Stock shall be allocated to the remaining Holders of shares of Designated Preferred Stock, pro rata based on the number of shares of Designated Preferred Stock then held by such Holders.

E. Preemptive Rights. Holders of Designated Preferred Stock shall not have preemptive rights.

F. Payment in Cash. All references to dollar amounts in this Certificate of Designations shall be deemed to refer to United States Dollars, whether or not so indicated.

G. Status as Stockholder. Upon submission of a Notice of Conversion by a Holder of Designated Preferred Stock, (i) the shares covered thereby shall be deemed converted into shares of Common Stock and (ii) the holder’s rights as a Holder of such converted shares of Designated Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Certificate of Designations.

H. Amendments. This Certificate of Designations may only be amended with the written consent of the Holders of a majority of the outstanding Designated Preferred Stock and the vote or action of any other party or class entitled to vote or act thereon.